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                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC


                              FORM 8-K
                           CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported): September 15, 1998



                         CTS CORPORATION
       Exact name of registrant as specified in its charter)



      Indiana                    1-4639             35-0225010
(State of other juris-        (Commission File    (I.R.S. Employer
diction of incorporation)     Number)             Identification No.)



905 West Boulevard North, Elkhart, Indiana               46514
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code   (219) 293-7511



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Item 5.   Other Events

     The information regarding an announcement on September 15, 1998 contained in the press release, filed as Exhibit A to this report, is incorporated herein by reference.


                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CTS CORPORATION



Dated:  September 16, 1998         /S/ Jeannine M. Davis
                                   Jeannine M. Davis
                                   Vice President, Secretary and
                                   General Counsel





Media Contacts:
CTS Corporation
Gary Hoipkemier      (219) 293-7511 (Elkhart, IN)
Motorola
Anne Stuessy         (847) 480-6848 (Chicago, IL)
Shelagh Lester-Smith (852) 2966-4645 (Hong Kong)


    CTS to Acquire Component Business from Motorola's Automotive,
                Component, Computer and Energy Sector

      (SCHAUMBURG, IL 15 September 1998 ) - Motorola, Inc. (NYSE: MOT) and CTS Corporation (NYSE: CTS) today announced an agreement by which CTS will acquire the Component Products Division (CPD) of Motorola's Automotive, Component, Computer and Energy Sector (ACCES). The two companies said they have signed a memorandum of understanding and that the transaction is scheduled to be completed by year-end. The businesses included in the transaction are Motorola's Ceramics, Quartz, Oscillator, Piezoelectric Technology and Surface Acoustic Wave operations.

     While the final terms of the transaction have not been set, the memorandum of understanding contemplates that CTS will acquire CPD for approximately 1.2 times estimated annual sales. A significant portion of the purchase price would be in the form of deferred payments which are contingent on CPD's future operating results. A CTS spokesperson said that CTS expects to finance a substantial portion of the purchase price through bank borrowings or the issuance of debt securities. The transaction is subject to the execution of definitive documentation, receipt of the appropriate corporate approvals and other conditions. Accordingly, there can be no assurance that the transaction will be completed or, if completed, the timing thereof.

     Motorola ACCES' Component Products Division has been undergoing a restructuring, which includes the recently announced closing of Costa Rica operations, that will continue into 1999 under CTS's ownership. The restructured business is expected to have sales in excess of $200 million, including sales to Motorola.

     According to Marios Zenios, vice president and general manager of Motorola's Component Products Group, the decision to sell Motorola ACCES' component business stems from Motorola's initiative to consolidate operations and focus efforts on core businesses to improve the value Motorola provides shareholders.

     "This is an important strategic transaction for CTS, which will establish us as a major participant in the fast growing high volume wireless communication equipment market," said Joseph P. Walker, CTS chairman and chief executive officer. "The purchase of CPD will provide CTS with new technologically advanced products as well as an outstanding organization. We expect to be able to achieve very substantial synergistic benefits through the integration of CPD and CTS and, equally important, through the strategic supply relationship between Motorola and CTS that will result from the transaction," Walker said.

     The memorandum of understanding contemplates that Motorola ACCES' Component Products Division will become a wholly-owned subsidiary of CTS and will continue to operate under much the same management team as before, led by Jeff Boehler, currently vice president and general manager, Motorola Component Products Division. It is expected that employees of CPD at the time of the closing will be offered employment with CTS.

     "CTS is a premier electronic component supplier and we believe our two businesses will make an excellent fit," said Boehler. "Motorola recognizes that strategic supply relationships such as the one being developed with CTS are critical in moving forward with its strategic focus. We believe the combined organization will be particularly well aligned to serve its customers." Motorola is expected to remain a significant customer of CPD under CTS ownership.

     CTS Corporation designs, manufactures and sells a broad line of electronic components and custom assemblies for OEM customers in primarily the automotive, computer equipment and communications equipment markets worldwide. Headquartered in Elkhart, Indiana, USA, CTS operates 18 manufacturing facilities in the United States, Canada, Mexico, Scotland, Singapore, Taiwan and China. The Company employs more than 4,800 persons worldwide. CTS Corporation's 1997 consolidated sales exceeded $415 million.

     Motorola is a global leader in software-driven wireless communications, semiconductors, and advanced electronic systems and services. The Component Products Division is part of Motorola's
Automotive, Component, Computer and Energy Sector which delivers leadership solutions to customers in the form of platform-based embedded controls and systems. Motorola sales in 1997 were $29.8 billion.